Exhibit 5.1

August 16, 2016

Goldcorp Inc.

666 Burrard Street

Suite 3400

Vancouver, BC V6C 2X8

Re:	Form S-8 Registration Statement
Goldcorp Inc. Restricted Share Plan

Dear Sirs:

We act as counsel for Goldcorp Inc., a corporation organized under the laws of the Province of Ontario, Canada (the “Company”), and are familiar with the proceedings taken by the Company in connection with the common shares of the Company (the “Shares”) offered under the provisions of the Goldcorp Inc. Restricted Share Plan (the “Plan”), as described in the Registration Statement on Form S-8 to be filed by the Company under the United States Securities Act of 1933, as amended (the “Registration Statement”), with the United States Securities and Exchange Commission.

In connection with the opinion hereinafter expressed, we have examined such statutes and public records, original or certified copies of corporate records of the Company and officer’s certificates as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the authentic or original documents submitted to us as certified or true copies. We have also considered such questions of law as we have considered necessary as a basis for the opinion hereinafter set forth.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that all necessary corporate action has been taken by the Company to authorize the issuance of Shares upon the expiry of restricted periods with respect to restricted share rights granted pursuant to and in accordance with the Plan and that, when such Shares are issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any jurisdiction other than the Provinces of British Columbia and Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof. No opinion is expressed herein with respect to any federal or state law of the United States.

We understand that you wish to file this opinion letter as an exhibit to the Registration Statement, and we hereby consent thereto. Such consent is not an admission that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Cassels Brock & Blackwell LLP